                                                                   Exhibit 10.18

                    CONSULTING AND NON-COMPETITION AGREEMENT


     AGREEMENT made as of May 14, 2001 among DF ACQUISITION CORP. (the "Company"), a New York corporation with a principal place of business at 10 East 40th Street, New York, New York 10016, DELTAFORCE PERSONNEL SERVICES, INC. ("DeltaForce"), a New York corporation with a principal place of business at 58 West 40th Street, New York, New York 10018 and 5B TECHNOLOGIES CORPORATION ("5B"), a Delaware corporation with a principal place of business at 1 Jericho Plaza, Jericho, New York 11753.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement") executed simultaneously with this Agreement among the parties to this Agreement, DeltaForce, as seller, has sold to the Company, as purchaser, the Purchased Assets relating to the Business heretofore conducted by DeltaForce (as such terms are defined in the Purchase Agreement); and

     WHEREAS, 5B is the sole shareholder of DeltaForce; and

     WHEREAS, the Company desires to maintain access to the know-how and abilities of DeltaForce and 5B (jointly and severally, "Consultants") and their employees with respect to the Purchased Assets and the Business for the period and pursuant to the terms and conditions set forth in this Agreement, and Consultants desire to provide such access; and

     WHEREAS, in order to protect the goodwill included in the Purchased Assets, the parties understand that the Company is entitled to protection against competition and other actions by Consultants, including, but not limited to, their use of confidential information, for the period and pursuant to the terms and conditions set forth in this Agreement; and

     WHEREAS, the execution and delivery of this Agreement is a material condition of, and part of the consideration for, the Purchase Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          1.1 CLIENT -- shall mean any person (1) who is a client of DeltaForce as of the date of this Agreement and immediately prior to the sale of the Purchased Assets to the Company pursuant to the Purchase Agreement; (2) who was a client of DeltaForce at any time during the one year period immediately preceding the date of this Agreement; and (3) to whom DeltaForce made a new business presentation as a prospective client at any time during the one year period immediately preceding the date of this Agreement.

          1.2 CONFIDENTIAL INFORMATION -- shall mean any and all proprietary information, trade secrets, know-how or other accumulated information of DeltaForce, its past or present clients (whether or not Clients as defined) or its past or present Employees included within the Purchased Assets, including but not limited to, techniques, processes, data, plans, concepts, programs, procedures, innovations, inventions, improvements, information regarding past or present clients or Employees, financial information, costs, prices, earnings, systems, sources of supply, marketing, prospective and executed contracts, budgets, business plans and other business arrangements.

          1.3 CONFIDENTIAL MATERIALS -- shall mean any and all materials containing any of the Confidential Information, whether created or prepared by Consultants or by others, including, but not limited to, writings, memoranda, notes, notebooks, manuals, documents, drawings, illustrations, models, prototypes, records, plans or other material in physical or machine readable (including, but not limited to, computer disks and files) form, as well as any abstracts or extracts of any of the foregoing.

          1.4 EMPLOYEE -- shall mean an employee or consultant of DeltaForce or the Company, as the context may require, whether full- or part-time, temporary or permanent and whether working directly for DeltaForce or the Company or as an assignment employee or consultant for clients of DeltaForce (whether or not Clients as defined) or the Company. Employee shall also include recruitment candidates whom DeltaForce or the Company has assisted or is assisting in seeking direct employment with its clients.

          1.5 PERSON -- shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or governmental body.

          1.6 RESTRICTED BUSINESS -- shall mean business as an employment agency providing permanent and temporary job placements and the business activities relevant and related thereto, with respect to placements with law firms and law departments (such placements to include, but not be limited to, professionals, such as lawyers and paralegals, and office support personnel, such as secretaries, word processor operators and proofreaders) and with respect to placements of office support personnel whether with law firms and law departments or other employers.

          1.7 TERM -- shall mean the 36 month period commencing as of the date of this Agreement.

          1.8 TERRITORY -- shall mean the New York Metropolitan area consisting of New York City and any location within 50 miles of the borders of New York City.

    2. CONSULTING PROVISIONS.

          2.1 CONSULTING SERVICES. Consultants shall remain available during the Term to perform such consulting services as the Company may reasonably request concerning

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DeltaForce, the Business, DeltaForce's past or present clients (whether or not
Clients as defined), DeltaForce's past or present Employees, procedures and any other matter relevant to the continued operation of the Business (the "Consulting Services"). The Company acknowledges that the individuals who will provide the Consulting Services (as provided in section 2.1) are or will be employees or consultants of Consultants with duties and responsibilities to Consultants outside of the scope of this Agreement and that the Consulting Services are intended as only a part time responsibility of such individuals. In order to minimize interference with such other duties and responsibilities, the Company agrees that Consultants may provide the Consulting Services from its office or other location of its employees or consultants and that its employees or consultants shall not be required to travel.

          2.2 SPECIFIC PERSONS TO RENDER CONSULTING SERVICES. The Consulting Services of Consultants shall be rendered by JEFFREY NORTMAN or ANTHONY FERNANDEZ, as requested by the Company with respect to each request for Consulting Services, as long as such requested individual remains an employee or consultant of either Consultant (or any direct or indirect subsidiary of 5B). If the requested employee is no longer so employed or is unable due to ill health or disability to render any requested Consulting Services in a timely manner, then such Consulting Services shall be rendered by a qualified employee of either Consultant reasonably acceptable to the Company.

    3. NON-COMPETITION PROVISIONS.

          3.1 ACKNOWLEDGMENTS OF NEED FOR AND REASONABLENESS OF COVENANTS. The parties recognize that the Company has acquired substantial Confidential Information and goodwill from DeltaForce as part of the Purchased Assets. Accordingly, the Company has a legitimate business interest in obtaining, and is entitled to obtain, the fullest practical protection from competition by either Consultant.

          3.2 COVENANTS. In view of the acknowledgments set forth in section 3.1, each Consultant (for itself and its direct or indirect subsidiaries) covenants and agrees that from the date hereof through the entire Term it will not, directly or indirectly, on its own behalf or as a partner, joint venturer, shareholder, member, agent, consultant or otherwise on behalf of any other person:

               3.2.1 COMPETING BUSINESS. Within the Territory, own, manage, operate, control, provide services to or participate in the ownership, management, operation or control of, any person that is engaged in the Restricted Business; or

               3.2.2 SOLICITING CLIENTS. Attempt in any manner to solicit or accept from any Client business of the kind or competitive with the Restricted Business or to persuade any Client to cease to do business or to reduce the amount of business which such Client has customarily done or is reasonably expected to do with the Company, or if a Client elects to move its business to a person other than the Company, provide any services for, or have any discussions with, such Client, on behalf of such other person; or

               3.2.3 PERSUADING CLIENTS. Persuade or attempt to persuade any Client to discontinue or reduce its business with the Company or to do business with any other person which is in the Restricted Business or is competitive with the Restricted Business.

               3.2.4 EMPLOYEES. Employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an Employee of the Company or persuade, entice or aid, or cooperate with any other person in persuading, enticing or aiding, or attempting to persuade, entice or aid, any Employee of the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any person other than the Company; or

               3.2.5 INTENTIONALLY INJURIOUS CONDUCT. Commit any act which injures the business or business relationships of the Company or otherwise has an adverse economic effect on the Company, if such act was committed intentionally to have such consequence.

          3.3 INDIRECT COMPETITION. Without limiting the generality of the covenants contained in section 3.2, the parties acknowledge and agree that a Consultant shall be deemed to be acting indirectly with respect to any action taken by (1) a person who at the time of the action is an officer or director of such Consultant, (2) any immediate family member of any person identified in clause (1) of this section 3.3 or (3) any person controlled by any person identified in clauses (1) or (2) of this section 3.3.

    4. CONFIDENTIALITY PROVISIONS.

          4.1 ACKNOWLEDGMENTS OF NEED FOR AND REASONABLENESS OF COVENANTS. The parties recognize that the Company has acquired the Confidential Information from DeltaForce pursuant to the Purchase Agreement and is intended to be the sole and exclusive owner of the Confidential Information to the exclusion of either Consultant. Accordingly, the Company has a significant interest in the Confidential Information and its goodwill and has a legitimate business interest in obtaining, and is entitled to obtain, the fullest practical protection and confidential treatment of the Confidential Information.

          4.2 COVENANT. In view of the acknowledgments set forth in section 4.1, each Consultant (for itself and its direct or indirect subsidiaries) agrees to keep secret and to treat confidentially all of the Confidential Information, and not to, without the express written consent of the Company, directly or indirectly, use, permit any person to use, disclose or furnish to any person or aid any person in using any Confidential Information, except as may be required by law, statute, ordinance, code, regulation, rule, order, decree, judgment, injunction or award, or as requested by any governmental agency or representative thereof pursuant to proper authority. This obligation shall exist both during the Term and at all times thereafter for so long as each item of Confidential Information remains proprietary and confidential to the Company.

          4.3 OWNERSHIP AND DELIVERY OF CONFIDENTIAL MATERIALS. Each Consultant acknowledges and agrees that any and all Confidential Materials are the sole property

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of the Company. Each Consultant represents that all Confidential Materials in its possession or under its control and of which it is aware have been delivered to the Company or destroyed and, except as provided in Exhibit 4.3, no copies of any Confidential Materials have been retained. Each Consultant agrees that, should it become aware of additional Confidential Materials now or hereafter in its possession or under its control, it will promptly deliver such additional Confidential Materials to the Company, or cause such additional Confidential Materials to be delivered to the Company.

    5. CONSIDERATION.

          5.1 IN GENERAL. The consideration to be paid by the Company to Consultants for remaining available to render Consulting Services (the "Consulting Consideration") and for the covenants contained in sections 3 and 4 (the "Covenant Consideration") shall be the sum of the up front payment provided in section 5.2 (the "Up Front Payment"), the deferred payment provided in section 5.3 (the "Deferred Payment") and the Fist Contingent Payment and the Second Contingent Payment provided in section 5.4 (each a "Contingent Payment" and collectively the "Contingent Payments"). Of the Up Front Payment and the Deferred Payment, $390,000 shall be allocated to the Consulting Consideration and $400,000 shall be allocated to the Covenant Consideration.

          5.2 UP FRONT PAYMENT. The Up Front Payment is a lump sum in the amount of $632,000, which amount has been paid simultaneously with the execution and delivery of this Agreement.

          5.3 DEFERRED PAYMENT. The Deferred Payment is a lump sum in the amount of $158,000, to be paid nine months from the date hereof.

          5.4 CONTINGENT PAYMENTS.

               5.4.1 FIRST CONTINGENT PAYMENT. The First Contingent Payment is an amount equal to the result obtained by multiplying (1) the amount, if any, by which the Revenue of the Company (as defined in section 5.5) for the period from June 1, 2001 through May 31, 2002 exceeds $7,250,000 by (2) 0.5. The First Contingent Payment is to be paid in a lump sum promptly after the amount of First Contingent Payment is determined in accordance with section 5.5, and in no event later than 60 days after May 31, 2002.

               5.4.2 SECOND CONTINGENT PAYMENT. The Second Contingent Payment is an amount equal to the result obtained by multiplying (1) the amount, if any, by which the Revenue of the Company for the period from the June 1, 2002 through May 31, 2003 exceeds $7,500,000 by (2) 0.5. The Second Contingent Payment is to be paid in a lump sum promptly after the amount of Second Contingent Payment is determined in accordance with section 5.5, and in no event later than 60 days after May 31, 2003.

          5.5 REVENUE OF THE COMPANY. "Revenue" of the Company means revenue from placement services earned by the Company for the period in question on an accrual basis as determined by the Company's regular outside accountant; provided that, with respect to revenues relating to permanent placements, Revenue shall only include fees for the placement of candidates where the fee has been earned and collected and the guaranty period has expired or will expire within 60 days after the last day of the period in question.

               5.5.1 EFFORTS TO GENERATE REVENUE. Recognizing that it is in the mutual interest of the Company and Consultants for the Company to generate revenues, but that prudent business practices require controls over working capital, allocation of resources, uncontrolled expansion and profitability margins, and that acceptance or rejection of possible work assignments requires assessing, among other things, the credit worthiness of the proposed client, the Company agrees to use commercially reasonable efforts to generate Revenue. Without otherwise intending to limit or define what might be considered commercially reasonable efforts, the parties agree that the Company's rejection of any proposed work assignment projected to have a margin of less than 32% shall be deemed reasonable.

               5.5.2 RECOGNITION OF REVENUE FROM SHARED CLIENTS. The parties recognize that the Company is a wholly-owned subsidiary of The Supporting Cast, Inc. ("Supporting Cast") and that Supporting Cast is currently engaged in the Restricted Business. In the case of DeltaForce clients from the year 2000 (as identified on Exhibit 4.24 of the Purchase Agreement) from whom Supporting Cast has also earned revenue during the year 2000 (the "Shared Clients"), Revenue of the Company with respect to each Shared Client shall equal a fraction (stated as a percentage, the "Revenue Percentage") of the sum of all revenue earned by the Company and Supporting Cast from such Shared Client, where such fraction is the revenue earned by DeltaForce from such Shared Client for the year 2000 divided by the aggregate revenue earned by DeltaForce and Supporting Cast from such Shared Client for the year 2000. In the case of DeltaForce clients from the year 2000 from whom Supporting Cast has not earned revenue during the year 2000 but from whom DeltaForce has earned revenue during the year 2000 of at least $5,000, Revenue of the Company shall include revenue earned by Supporting Cast from such clients. With respect to the solicitation of new clients, the Company and Supporting Cast may compete with one another, and Revenue of the Company shall include only revenue from new clients actually obtained by the Company. Exhibit
5.5.2 sets forth the Shared Clients and indicates the tentatively agreed Revenue Percentage for each. With respect to the Revenue Percentages reflected on
Exhibit 5.5.2, each party represents to the other that the revenue earned by it from each Shared Client for the year 2000 as shown on Exhibit 5.5.2 is accurate and agrees that the appropriate Revenue Percentage(s) shall be adjusted in the event of any mistake.

               5.5.3 QUARTERLY REPORTS. The Company shall provide Consultants with quarterly reports within 45 days of the end of each quarterly period commencing with the quarter ending August 31, 2001 reflecting, based upon information available through such quarter end, the Revenue of the Company year to date through such quarter end.


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

     6. REMEDIES. Each Consultant acknowledges that a breach of any of the covenants contained in this Agreement may cause the Company immediate and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Consultant agrees that the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement by either Consultant and to enforce the provisions of this Agreement without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. In addition, each Consultant waives any and all defenses which it may have on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief.

     7. SCOPE OF RESTRICTIONS. The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances and are given as an integral and essential part of the consideration for the Purchase Agreement, it being understood that, with respect to section 3.2 (other than section 3.2.1), Clients and Employees may be solicited or serviced from various locations and, accordingly, it is reasonable that such covenants are not limited by geographic area. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     8. JURISDICTION. The parties intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state or other jurisdiction in which a breach or alleged breach of a covenant contained herein has been alleged or threatened to have occurred. In the event that the courts of one or more of such states or other jurisdictions shall hold any covenant contained in this Agreement to be unenforceable (in whole or in part) by reason of its breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided in this Agreement in the courts of any other states or other jurisdictions. For purposes of determinations of enforceability, it is understood and agreed that the covenants contained in this Agreement as they relate to each state or other jurisdiction are severable into diverse and independent covenants.

     9. INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be construed as constituting either Consultant as an agent of or joint venturer with the Company and the parties acknowledge that the status of Consultants with respect to the rendering of Consulting Services is that of an independent contractor.


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

     10. ATTORNEYS' FEES. If any party resorts to legal action to enforce any of its rights pursuant to this Agreement, the prevailing party will be entitled to recover its costs and expenses associated with such legal action including, but not limited to, court costs and reasonable attorneys' fees at trial or appeal.

     11. MISCELLANEOUS.

          11.1 NOTICES. Except that Consulting Services may be requested and, unless otherwise specified in the request, rendered orally, any notice or other communication given or made pursuant to this Agreement must be in writing and shall be delivered to the party to whom intended at the address set forth above (or at such other address as such party may designate by proper notice) by personal delivery, by telecopier, by nationally recognized courier (Federal Express, Express Mail, DHL, etc.) or by certified or registered mail, postage prepaid, and shall be deemed given when personally delivered or sent by telecopier or two (2) business days after deposit with a courier or five (5) business days after mailing. Copies of all notices shall be given to:

                                Mark Silverstein
                    Wolf Haldenstein Adler Freeman & Herz LLP
                               270 Madison Avenue
                                    Suite 900
                            New York, New York 10016

                           Telecopier: (212) 686-0114

or such other address as may be designated by the Company from time to time and

                             Leonard S. Teiber, Esq.
                             3333 N. Campbell Avenue
                                    Suite 12
                              Tucson, Arizona 85719

                           Telecopier: (520) 321-0668

or such other address as may be designated by Consultants from time to time.

          11.2 ENTIRE AGREEMENT. This Agreement, together with the Purchase Agreement, represents the entire agreement among the parties regarding the subject matter hereof and supersedes in all respects any and all prior oral or written agreements or understandings among them pertaining to the subject matter of this Agreement (including, but not limited, that certain letter of understanding dated March 26, 2001). There are no representations, warranties or covenants among the parties with respect to the subject matter of this Agreement, except as set forth in this Agreement and the Purchase Agreement. This Agreement cannot be modified or terminated, nor may any of its provisions be waived, except by a written instrument signed by the party(ies) against which enforcement is sought. Any waiver by any party of the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver thereof for the future, but shall be considered a waiver only in the particular instance, for the particular purpose, and at the time when and for which it is given.

          11.3 GOVERNING LAW. This Agreement has been made and entered into in the State of New York and shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of New York.

          11.4 SUCCESSORS; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties, their successors, assigns, heirs, legatees, executors, administrators and legal representatives ("Successors") and any Successor shall be deemed a party to this Agreement upon such Successor's receipt of any interest in this Agreement; provided that no party may assign its rights or obligations pursuant to this Agreement without the prior written consent of the other parties. Whenever a party is referred to in this Agreement, such reference shall include reference to such party's Successors.

          11.5 CAPTIONS. Headings contained in this Agreement have been inserted for reference purposes only and shall not be considered part of this Agreement in construing this Agreement.

          11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

          11.7 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

          11.8 TERMINOLOGY. Unless the context clearly indicates otherwise, terms used in this Agreement in the masculine include the feminine and the neuter, terms used in the singular include the plural and terms used in the plural include the singular.


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

          IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date stated at the beginning of this Agreement.

DF ACQUISITION CORP.                        DELTAFORCE PERSONNEL SERVICES, INC.


By:                                         By:
   ----------------------------------           --------------------------------
   Philip E. Jakeway, III, President            Name:
                                                Title:


5B TECHNOLOGIES CORPORATION


By:
    ---------------------------------
    Name:
    Title:


                          AGREEMENT BY JEFFREY NORTMAN


The undersigned, JEFFREY NORTMAN, agrees as follows with respect to the forgoing
Agreement:

A. As long as he remains employed by either Consultant as an employee or consultant he shall remain available to render Consulting Services to the Company as provided in section 2.

B. He shall be personally subject to the covenants contained in section 3 to the same extent as such covenants apply as against the Consultants for the entire Term, whether or not he remains employed by either Consultant as an employee or consultant.

C. He shall be personally subject to the covenants contained in section 4 to the same extent as such covenants apply as against the Consultants, whether or not he remains employed by either Consultant as an employee or consultant.

D. For purposes of the foregoing paragraphs A, B and C, he agrees to be bound by the terms, covenants and conditions of sections 1 and 6 through 10 as if a party to this Agreement. He acknowledges and agrees that (1) he shall not be entitled to any portion of the consideration provided in section 5 and (2) notwithstanding the lack of direct payment by the Company to him there is adequate consideration for his agreements as herein provided since he is a direct or indirect equity holder of Consultants and since his personal agreements as herein provided was a material condition of, and part of the consideration for, the Company's execution and delivery of the Purchase Agreement and this Agreement.


----------------------------
Jeffrey Nortman


                      GUARANTY BY THE SUPPORTING CAST, INC.


The undersigned, THE SUPPORTING CAST, INC. ("Guarantor"), a New York corporation and the sole shareholder of the Company, hereby guarantees to Consultants the full and prompt payment and performance of the Company's obligations with respect to of the Consulting Consideration and the Covenant Consideration provided in section 5. Except as provided in the following paragraph, the obligations of Guarantor under this guaranty shall be absolute and unconditional and shall remain in full force and effect until every payment, obligation or liability guaranteed hereunder shall have been fully and finally paid and performed. Guarantor further guarantees that all payments made by the Company with respect to any liabilities hereby guaranteed by Guarantor will, when made, be final and agrees that if any such payment is recovered from or repaid by Consultants in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against the Company (a "Bankruptcy Proceeding"), this guaranty shall continue to be fully applicable to such liabilities to the same extent as though the payment so recovered or repaid had never been originally made on such liabilities. The obligations of Guarantor under this guaranty shall not be affected, modified or impaired upon the happening from time to time of any amendment or modification of this Agreement, whether or not with notice to, or consent of, Guarantor.

In the event that the Company (1) is the subject of a Bankruptcy Proceeding or
(2) ceases to operate the Business, then Consultants shall have the right to proceed first and directly against Guarantor under this guaranty without proceeding against or exhausting any other remedies which Consultants may have and without resorting to any other security held by Consultants. In all other events of an alleged default by the Company with respect to a guaranteed obligation, Consultants shall be obligated to obtain a judgment against the Company which remains unsatisfied after ten (10) business days before proceeding against Guarantor. Guarantor hereby expressly waives, to the extent permitted by law, demand, presentment, protest, and notice of the acceptance of this guaranty and of any extensions granted or other action taken in reliance hereon and all other demands and notices of any description in connection with this guaranty, the liabilities hereunder or otherwise. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.

This guaranty is entered into by Guarantor for the benefit of Consultants, and their respective successors and assigns, all of whom shall be entitled to enforce performance and observance of this guaranty. Section 10 of this Agreement shall apply with equal force and effect as between Guarantor and Consultants with respect to this guaranty.

THE SUPPORTING CAST, INC.


By:
    -----------------------------------
    Philip E. Jakeway, III, President












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
                                                                     EXHIBIT 4.3


                    RETAINED COPIES OF CONFIDENTIAL MATERIALS


          As provided in the Purchase Agreement, the Excluded Assets include, but are not limited to, (1) DeltaForce's corporate minute book, seal, stock ledger and similar type items and (2) DeltaForce's original financial records and books of account, and Consultants have retained such items while providing copies to the Company.